Exhibit 10.1

Litigation Funding Agreement

This Litigation Funding Agreement (“Agreement”) is made and entered into as of December 27, 2019 (the “Effective Date”) by and between LEGALIST FUND II, L.P., a Delaware limited partnership (the “Funder”), and DiaMedica Therapeutics Inc., a corporation organized under the laws of British Columbia, Canada and headquartered in Minnesota, United States of America (the “Plaintiff”). Each of the Funder and the Plaintiff is individually referred to as a “Party” hereunder and collectively, the “Parties” hereunder.

Recitals

A.     The Plaintiff has filed a lawsuit against PRA Health Sciences, Inc. and Pharmaceutical Research Associates Group B.V. (collectively, the “Defendant”) in an action styled: DiaMedica Therapeutics Inc. v. PRA Health Sciences, Inc., et al., Case No. 1:18-cv-01318-MN, currently pending in the United States District Court for the District of Delaware (the “Action”) in connection with the Claim(s) (as defined below) it has against the Defendant.

B.      The Plaintiff is being advised on and/or represented in connection with the Claim(s) by Fisher Broyles LLP (the “Lead Counsel”).

C.      The Plaintiff and the Funder have agreed that the Funder will provide certain funding to facilitate the prosecution of the Claim(s) in exchange for certain payments if any recovery is awarded to the Plaintiff in connection with the Claim(s).

Agreement

The Plaintiff and the Funder, in consideration of the foregoing recitals, the mutual covenants, promises, and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, intend to be legally bound by the terms and conditions of this Agreement.

1.0	Definitions

“Agreement” has the meaning set forth in the introductory paragraph.

“Budget” means the Lead Counsel’s reasonable estimate of the funding required to pursue the Claim(s), which is attached hereto as Exhibit A and may be amended by the Parties from time to time in accordance with Section 9.8 of this Agreement.

“Claim(s)” means the claims and causes of action asserted by the Plaintiff in the Action, and in each and every Proceeding(s) (as defined below), as may be amended from time to time, arising out of or in connection with such claims and causes of action.

“Claim Proceeds” means any and all net proceeds, receivables, property, cash, and other consideration due to and/or received by, on behalf of, or in lieu of payment to, the Plaintiff arising out of or in connection with the Claim(s) as a result of any judgment, award, order, settlement arrangement, and/or compromise (including payment of any damages (whether treble, compensatory, punitive, or special), compensation, interest, restitution, recovery, judgment sum, arbitral award, settlement sum, compensation payment, costs, and interest on costs), whether in monetary or non-monetary form, whether actual or contingent, and before deduction of any taxes which the Plaintiff may be liable to pay in connection with such value due to and/or received by Plaintiff; but after deduction of recoupments or setoffs in respect of any claim or counterclaim asserted against Plaintiff by the Defendant; provided, however, that notwithstanding the foregoing, Claim Proceeds shall not include specific performance or any injunctive relief by the Defendant, including, without limitation, production of clinical records or performance of services.

“Committed Funds” means up to an aggregate of $1,000,000.00.

“Common Interest Material” means any discussion, evaluation, negotiation, or any other communication or exchange of information relating to the Claim(s) in any way, whether written or oral, between or among the Plaintiff, the Lead Counsel, the Funder, and/or the Funder’s legal counsel, provided that such communication or exchange of information would be protected by attorney–client privilege between the Lead Counsel and the Plaintiff, the attorney work-product doctrine, or some other privilege or discovery protection if not disclosed to a third party lacking a common legal interest.

“Confidential Information” means the Common Interest Material and, to the extent not already covered as Common Interest Material, any communication or exchange of information relating to the Claim(s), including: (a) information, of any type, relevant to understanding the Claim(s); (b) the Lead Counsel’s or the Funder’s counsel’s strategies, tactics, analyses, or expectations of the Parties to the Proceeding(s), regarding the Claim(s) or Claim Proceeds; and (c) any professional work product relating to the Claim(s) or the Claim Proceeds, whether prepared for the Plaintiff, the Lead Counsel, the Funder, or the Funder’s counsel. Notwithstanding the foregoing, Confidential Information does not include information that (i) was or becomes generally available to the public other than by breach of this Agreement; (ii) was, as documented by the written records of the receiving Party, known by the receiving Party at the time of disclosure to it or was developed by the receiving Party or its representatives without using Confidential Information or information derived from it; or (iii) was disclosed to the receiving Party in good faith by a third party who has an independent right to such subject matter and information.

“Costs and Disbursements” means the legal fees, court costs, and other miscellaneous expenses specified in the Budget or approved by the Lead Counsel.

“Lead Counsel” has the meaning set forth in the recitals.

“Defendant” has the meaning set forth in the recitals.

“Effective Date” has the meaning set forth in the introductory paragraph.

“Funder” has the meaning set forth in the introductory paragraph.

“Funder Costs Amount” means the total of all Costs and Disbursements actually paid or otherwise funded by the Funder pursuant to this Agreement plus the reimbursement of $10,000.00 to the Funder for its diligence and underwriting costs, whether or not those Costs or Disbursements were reasonably incurred by the Plaintiff in accordance with this Agreement, or whether or not they were specified in the Budget.

“Funder Recovery Amount” means the greater of: 1,2

(i)

$1,000,000.00 if repayment occurs within nine (9) months of the Transfer Date, $2,000,000.00 if repayment occurs after nine (9) months from the Transfer Date but before trial has begun, or $3,000,000.00 thereafter; or

(ii)	twenty percent (20%) of the Claim Proceeds.

“JAMS” has the meaning set forth in Section 9.5.

“Non-Monetary Claim Proceeds Fair Market Valuation” means the Plaintiff’s good faith determination of the fair market value of any and all non-monetary Claim Proceeds constituting real or personal property other than cash; provided, however, that such Non-Monetary Claim Proceeds Fair Market Valuation shall not include specific performance by the Defendant or any injunctive relief against any Defendants, including without limitation, production of clinical records or performance of services.

1 Note that in all cases, this is the premium amount paid in addition to the repayment of actual funds spent.

2 In the event of a termination of this Agreement by either or both of the Parties, the percentage in subsection Funder Recovery Amount will be multiplied by the percentage of the Committed Funds actually paid by the Funder prior to termination.

“Plaintiff” has the meaning set forth in the introductory paragraph.

“Proceeding(s)” means each and every litigation or alternative dispute resolution proceeding arising out of or in connection with the Claim(s), including any settlement negotiation, arbitration, mediation or appeal, as well as any other proceedings which Funder and Plaintiff agree in writing shall be the subject of this Agreement. For the avoidance of doubt, Proceedings shall not include any proceedings governed by Section 9.5 of this Agreement.

“Obligations” means (a) the obligation of the Plaintiff to pay the Funder Costs Amount and Funder Recovery Amount to the Funder, (b) all other debts, liabilities, obligations, covenants and duties of the Plaintiff to the Funder now or hereafter existing, whether joint or several, direct or indirect, absolute or contingent, or due or to become due, arising under or in connection with this Agreement, or any of the transactions contemplated thereby and including any interest due thereon all as set forth in this Agreement; (c) all debts, liabilities, obligations, covenants and duties of the Plaintiff to pay or reimburse the Funder for all expenses, including reasonable out-of-pocket and documented attorneys’ fees, incurred by the Funder in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement, including all such costs and expenses incurred during any legal proceeding, including any proceeding under any applicable bankruptcy, insolvency or other similar debtor relief laws; and (d) all interest and fees on any of the foregoing, whether accruing prior to or after the commencement by or against Plaintiff of any proceeding under any applicable bankruptcy, insolvency, or other similar debtor relief laws naming Plaintiff as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Transfer Date” means the date on which the Action is transferred to the U.S. District Court for the District of Minnesota.

2.0 Funding Terms

2.1 Agreement to Fund Plaintiff. In return for the Plaintiff’s agreement to pay from any Claim Proceeds recovered the Funder Costs Amount and the Funder Recovery Amount to the Funder in accordance with the terms of this Agreement, the Funder agrees to pay reasonable Costs and Disbursements in accordance with the terms of this Agreement.

2.1.1

Transfer of Case or Denial of Motion. Plaintiff has filed a motion to transfer venue of the Claims from Delaware to Minnesota. The Funder’s agreement to pay reasonable Costs and Disbursements is conditioned on the Claims being transferred to the U.S. District Court for the District of Minnesota. Plaintiff has an obligation to inform Funder when the motion is decided. The Funder shall promptly, no later than three (3) business days after receiving notice of the transfer, advance to the Plaintiff $200,000.00 to an account designated in writing by the Plaintiff to the Funder, which sum represents fees and costs previously paid by Plaintiff in the Action.

2.2 Reasonable Costs and Disbursements Only. Unless otherwise agreed by the Funder, the Funder will not pay and will not be liable under this Agreement for any unreasonable Costs and Disbursements, including without limitation, the following costs, disbursements, or liabilities that may be incurred by the Plaintiff:

2.2.1	costs and/or other sums incurred as a result of the Plaintiff’s willful failure (on any one or more occasions) to cooperate with or to follow the advice of the Lead Counsel, subject to Section 6.4;

2.2.2.	costs and/or other sums incurred as a result of any default by the Plaintiff under this Agreement after the expiration of any applicable grace or cure period hereunder;

2.2.3	any liability for payment of the Defendant’s costs or the Plaintiff’s liability for fines or penalties as set forth in a final non-appealable order or decision entered in the Action;

2.2.4

costs and/or other sums incurred as a result of any unreasonable failure by the Plaintiff or the Lead Counsel to comply with applicable law, an order or procedural rule of the applicable court during the Proceedings, or any discovery or other related obligations, in each instance, as set forth in a final non-appealable order or decision entered into in such Proceedings;

2.2.5	costs and/or other sums incurred as a result of any sanctions ordered against the Plaintiff or the Lead Counsel in the Proceedings;

2.2.6	costs and/or other sums incurred prior to the Effective Date (unless such costs are included in the Budget or in this Agreement) or after the term of this Agreement;

2.2.7	costs and/or other sums incurred over sixty (60) days prior to the date the invoice is submitted to the Funder, except as otherwise provided in Sections 2.2.1 and 2.2.6 above; or

2.2.8	any Costs or Disbursements in excess of the Committed Funds.

2.3 Payment Terms; Disputed Amounts. The Plaintiff shall instruct the Lead Counsel and any other service providers provided for in the Budget to address invoices relating to the work described in the Budget to the Plaintiff but mark such invoices payable by the Funder, and to deliver such invoices to the Plaintiff (with a copy delivered to the Funder simultaneously) for payment. After the Plaintiff approves such invoices and the Funder agrees that the Costs and Disbursements on an invoice are reasonable, the Funder shall promptly pay (without setoff, claims, defenses or any deduction) the applicable amount when due up to an aggregate amount not to exceed the Committed Funds. If the Funder, in its reasonable opinion, believes that some or all of the Costs and Disbursements on an invoice are unreasonable and are not required to be paid by the Funder pursuant to this Agreement, the Funder shall provide a written notice setting out the reasons for its belief to the Plaintiff (with a copy to the relevant billing party simultaneously) within twenty (20) days of receipt of the invoice. In the event the Funder provides such a notice, the Funder and the Plaintiff agree to work together with the relevant billing party to resolve the disputed amounts. Pending resolution of such disputed amounts, the Funder shall pay any Costs and Disbursements that are not subject to dispute. In the event that the Funder and Plaintiff are unable to resolve the disputed amounts within thirty (30) days, the Funder and the Plaintiff shall rely on the arbitration procedure set out in Section 9.5 for resolution. The Parties acknowledge and agree that the funding by the Funder to the Plaintiff shall be on a non-recourse basis except to the extent of the Funder’s right to share in the Claim Proceeds as set forth in this Agreement.

2.4 Failure to Fund; Cessation of Funding. If the Funder fails to timely release and/or notifies the Plaintiff that it will cease to pay Costs and Disbursements in accordance with the terms of this Agreement, the Plaintiff shall thereafter exercise its reasonable best efforts to enter into alternative funding arrangements in connection with the Claim(s). Funder acknowledges and agrees that it will accept the subordination of its right or entitlement to the Funder Costs Amount or the Funder Recovery Amount to facilitate Plaintiff’s ability to secure alternative funding arrangements.

2.5 Change to Lead Counsel Agreement. If Costs and Disbursements under this Agreement include fees for the Lead Counsel, the Plaintiff verifies that the Lead Counsel and the Plaintiff have modified their fee agreement for advice and/or representation in connection with the Claim(s) to convert 25 percent of the Lead Counsel’s hourly rate to an alternative fee agreement, which does not affect the Funder’s priority on the Funder Costs Amount or the Funder Recovery Amount.

3.0 Recovery Terms

3.1 Agreement to Pay Funder. The Funder Costs Amount and the Funder Recovery Amount shall become payable only in the event that the Plaintiff recovers Claim Proceeds and in all other circumstances shall be non-recourse. In return for the Funder’s agreement to pay the Plaintiff’s reasonable Costs and Disbursements incurred in accordance with the terms of this Agreement, the Plaintiff agrees to pay the Funder, upon recovery of Claim Proceeds, the Funder Costs Amount and the Funder Recovery Amount. The Plaintiff acknowledges and agrees that the Funder’s entitlement to the Funder Costs Amount and the Funder Recovery Amount shall begin to accrue upon the Funder’s payment of any portion of the Committed Funds and continue to accrue with subsequent payments by the Funder pursuant to this Agreement, whether or not the Funder provides the entirety of the Committed Funds but only for so long as this Agreement is not terminated by the Funder or by the Plaintiff as a result of the Funder’s breach of this Agreement, in which event, Funder Costs Amount and Funder Recovery Amount will be proportionately reduced as noted above. If the Claim Proceeds are insufficient to pay in full both the Funder Costs Amount and the Funder Recovery Amount, then the Claim Proceeds shall be applied exclusively and entirely to paying these amounts to the Funder, after which no further sum shall be due and/or payable to the Funder by the Plaintiff or any other Person pursuant to this Agreement.

3.2 Payment of Claim Proceeds; Non-Monetary Claim Proceeds. The Plaintiff agrees that the Lead Counsel will hold any Claim Proceeds received by it or by the Lead Counsel on its behalf in trust for the Funder, on terms that shall entitle the Funder to receive such part of the Claim Proceeds as shall be equal to the total of the Funder Costs Amount and the Funder Recovery Amount to the extent of such Claim Proceeds. The Plaintiff shall use its good faith best efforts to release Claim Proceeds to the Funder to pay the Funder Costs Amount and the Funder Recovery Amount pursuant to this Agreement as promptly as possible. All Claim Proceeds received in monetary form shall be paid into the Lead Counsel’s escrow account immediately upon receipt for further payment to the Funder. In the case of Claim Proceeds received in non-monetary form constituting real or personal property other than cash, as defined above, provided that monetary Claim Proceeds are inadequate to fund the Funder Costs and Funder Recovery Amounts, and unless otherwise agreed by the Funder and the Plaintiff in writing, the Plaintiff shall, as promptly as practicable, pay into the Lead Counsel’s escrow account an amount equal to the Non-Monetary Claim Proceeds Fair Market Valuation and simultaneously provide to the Funder in writing (with a copy delivered to the Lead Counsel simultaneously) a statement of the details of the Non-Monetary Claim Proceeds Fair Market Valuation. If the Funder, in its reasonable opinion, disagrees with the Non-Monetary Claim Proceeds Fair Market Valuation, the Funder shall provide a written notice setting out the reasons for its belief to the Plaintiff (with a copy to the Lead Counsel simultaneously) within twenty (20) days of receipt of the Non-Monetary Claim Proceeds Fair Market Valuation statement. In the event the Funder provides such a notice, the Funder and the Plaintiff agree to work together to resolve the disputed fair market value determination of the non-monetary Claim Proceeds. In the event the Funder and the Plaintiff are unable to resolve the disputed fair market value determination of the non-monetary Claim Proceeds within thirty (30) days, the Funder and the Plaintiff shall rely on the arbitration procedure described in Section 9.5 for resolution. Notwithstanding anything to the contrary in this Agreement, no Claim Proceeds shall be released from the Lead Counsel’s escrow account until such dispute is finally resolved in accordance with this Section 3.2.

3.3 Unexpected Delay. “Unexpected Delay” occurs when repayment has not occurred within three and one-half (3.5) years past the Transfer Date, and thereafter, the Funder shall receive interest on such unpaid amounts equal to 20% per annum commencing on the three and one-half year anniversary of the Transfer Date and which shall be added to the Funder Costs Amount and Funder Recovery Amount. Such interest will be calculated on an annual basis and will be added to the principal at the end of the prior year. End of year principal will include Funder Costs Amount and Funder Recovery Amounts due based on funding and recovery terms set forth above, plus additional interest accrued to date as provided in this Section 3.3.

4.0 Plaintiff’s Representations and Warranties

The Plaintiff represents and warrants to the Funder as follows:

4.1 Full Disclosure. The Plaintiff and the Lead Counsel have provided the Funder with all material information relating to the Claim(s), as requested by the Funder, excluding information protected solely by the attorney–client privilege. To the Plaintiff’s knowledge, all information the Plaintiff and the Lead Counsel have provided to the Funder is true and correct in all material respects.

4.2 No Impairment. Other than as already disclosed to the Funder in writing prior to the date hereof or as alleged by the Defendants in the Action, the Plaintiff has not taken any action (including executing documents) or failed to take any action to its knowledge that (a) would materially and adversely affect the Claim(s), or (b) would give any person or entity (other than the Funder and the Plaintiff) an interest in the Claim Proceeds.

4.3 Solvency. The Plaintiff has no bankruptcy proceedings outstanding and has not received any written notice of potential proceedings against it.

4.4 Authority. The Plaintiff is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization. The Plaintiff has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate (or, if applicable, other entity) action on the part of the Plaintiff and no further corporate (or, if applicable, other entity) action is required on the part of the Plaintiff to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Plaintiff and constitutes the valid and binding obligations of the Plaintiff, enforceable in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and relief of debtors and (b) rules of law governing specific performance, injunctive relief, and other equitable remedies.

4.5 Common Interest. The Plaintiff has received the advice of the Lead Counsel, or of another duly qualified law firm or attorney, regarding the common interest doctrine in California.

5.0 Funder’s Representations and Warranties

The Funder represents and warrants to the Plaintiff as follows:

5.1 Committed Funds. The Funder has, and will continue at all times during the term of this Agreement to have, sufficient funds available to fulfill its obligations under this Agreement.

5.2 No Conflicts. Other than as already disclosed to Plaintiff, the Funder has not, as of the Effective Date, (a) paid a referral fee to the Lead Counsel in connection with the Claim(s), the Plaintiff, or this Agreement; (b) entered into any transaction with the Lead Counsel that has or would make the Lead Counsel a part owner of the Funder; (c) contracted with any other party or potential party to the Claim(s); (d) engaged in negotiations with any other party or potential party to the Claim(s); or (e) entered into any relationship with the Lead Counsel that conflicts with the Plaintiff’s interests regarding the Claim(s). The Funder does not have a duty, contractual obligation, or other requirement to monetize its interest in the Claim(s) within any particular time frame or which would require the Funder to cease funding the Claim(s). For the avoidance of doubt, the preceding sentence does not include a fiduciary duty that would require the Funder to cease funding the Claim(s) pursuant to Section 8.2.3 because of the Funder’s assessment of the viability of the Claim(s). In addition, the Funder has not instituted any action, suit, or arbitration separate from the Claim(s) arising from the same facts, circumstances or law giving rise to the Claim(s), and has not granted (or purported to grant) any charge, lien, or other security interest with respect to the Claim(s) and the Claim Proceeds in any way, other than such payments that would become due after all payments due to the Funder under this Agreement have been satisfied in full.

5.3 No Disclosure of Common Interest Material. The Funder and its legal counsel have not disclosed any Common Interest Material to anyone without the prior written consent of the Plaintiff and has and will continue to maintain at all times during the term of this Agreement the Common Interest Material strictly confidential. The disclosure of Common Interest Material to the Funder pursuant to this Agreement will not at any time result in any waiver of the attorney-client, work product or any other legal privileges that may attach to all or any portion of such Common Interest Material under any applicable law.

5.4 Authority. The Funder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Funder has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Funder and no further corporate action is required on the part of the Funder to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Funder and constitutes the valid and binding obligations of the Funder, enforceable in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and relief of debtors and (b) rules of law governing specific performance, injunctive relief, and other equitable remedies.

6.0 Additional Covenants

6.1 Accuracy of Representations and Warranties. Each of the Parties covenants and agrees that all of its representations and warranties made pursuant to this Agreement shall continue to be true and correct throughout the term of this Agreement. Each Party further agrees to promptly notify the other Party in the event a representation or warranty is no longer true and correct.

6.2 Duty to Cooperate. The Plaintiff covenants to cooperate in the prosecution of the Claim(s), including without limitation, that the Plaintiff will cause its officers, executives, and employees to promptly and fully assist the Lead Counsel as reasonably necessary to conduct and conclude the Claim(s). For the avoidance of doubt, such assistance includes all actions any plaintiff may reasonably expect undertaking, including, without limitation, submitting to examination, verifying statements under oath, and appearing at any Proceedings.

6.3 Duty to Conduct Claim(s). The Plaintiff covenants that it shall exercise its reasonable best efforts to continue to conduct its prosecution of the Claim(s) until their settlement or final resolution as long as the Lead Counsel continues to represent the Plaintiff on a contingency basis or the Funder continues to fund the Claim(s) in accordance with this Agreement.

6.4 Control of Claim(s). The Plaintiff shall retain control over the conduct of the Claim(s) and in particular over settlement of the Claim(s) with the Defendant. Without limiting the previous sentence, however, the Plaintiff agrees to take and follow the legal advice of the Lead Counsel at all appropriate junctures (excluding, however, the Lead Counsel’s advice whether to make or accept any offer to settle the Claim(s), which shall be decided by the Plaintiff in its sole and absolute discretion).

6.5 No Interference. The Parties recognize that the Lead Counsel must at all times comply with its ethical duties to act in the best interests of the Plaintiff and in accordance with its other professional responsibilities and duties. Nothing in this Agreement entitles the Funder to interfere in the conduct of the Claim(s) and/or the Proceedings.

6.6 Duty to Inform. The Plaintiff agrees and undertakes to keep the Funder reasonably informed about the progress of the Claim(s) insofar as is proportionate, reasonably practicable, and in a manner consistent with maintaining applicable privileges and all applicable laws. In providing to the Funder any documents or information about the Claim(s) and the Proceedings, the Plaintiff does not intend to waive any privilege that may attach to such documents or information. Subject to the Funder’s confidentiality obligations under this Agreement, subject to and pursuant to any applicable protective order, and subject to the Lead Counsel’s reasonable judgment with respect to the preservation of all applicable legal privileges of the Plaintiff’s, the Plaintiff hereby irrevocably instructs the Lead Counsel to provide written status reports to the Funder, in form and detail reasonably acceptable to the Funder, at least once each calendar quarter during the pendency of the Claim(s); upon the occurrence of any material event in the Claim(s); and from time to time upon the Funder’s reasonable request. In addition, but subject to the foregoing, the Plaintiff hereby irrevocably instructs the Lead Counsel to provide to the Funder within three (3) business days following receipt a copy of any material document or filing made or obtained in the Proceedings by way of discovery, subpoena, or any other lawful means, including without limitation, the following:

6.6.1

Non-Privileged Information: The Plaintiff hereby irrevocably instructs the Lead Counsel, and if further instructions are needed, undertakes to instruct the Lead Counsel, to provide the Funder with copies or summaries of all material, non-privileged information, regardless of the information’s source, confidentiality, or form, unless the Funder already possesses or controls such information.

6.6.2

Attorney Work Product: Acknowledging that this Agreement contains provisions requiring the Parties to protect the confidentiality of any Confidential Information disclosed to it and that such information includes attorney work product, the Plaintiff hereby irrevocably instructs the Lead Counsel, and if further instructions are needed, undertakes to instruct the Lead Counsel, to provide the Funder with all material attorney work product relating to the Claim as soon as practicable.

6.6.3

Attorney–Client Privileged Information: Relying on the Parties’ agreement that they share a common legal interest and that communicating attorney–client privileged information to the Funder in the furtherance of that interest does not waive the privilege, the Plaintiff undertakes to share such information on a topic-by-topic basis, provided that neither the Plaintiff nor the Lead Counsel shall disclose attorney–client protected information to the Funder unless (i) the Plaintiff has discussed with the Lead Counsel the information to be shared, the reason for the sharing, and the probable consequences if the sharing is ultimately held to waive the privilege; and (ii) the Plaintiff has given written consent to such information sharing.

6.7 No Change in Lead Counsel Without Funder Notice. The Plaintiff agrees and undertakes that it will not engage a new attorney or law firm by executing a retainer agreement or other contract to employ such attorney or law firm to advise and/or represent the Plaintiff in connection with the Claim(s), without giving the Funder thirty (30) days’ prior notice and without giving good faith consideration to the Funder’s response, if any.

6.8 Funder Notifications of Settlement. The Plaintiff agrees that it will immediately notify the Funder upon receiving a settlement offer and provide the Funder with the complete details of the offer in such notice. The Plaintiff agrees that it will not make a settlement offer without first notifying the Funder of the proposed offer, including the complete details of the proposed offer. The Plaintiff agrees that it will not respond to a settlement offer or make a settlement offer until after giving good faith consideration to the Funder’s analysis of the offer, provided that the Funder communicates its analysis within two (2) business days of receiving notice of the offer in accordance with this section. The Funder agrees to waive the right to offer analysis if the Lead Counsel and the Plaintiff determine that doing so would adversely affect their ability to come to an agreement with the Defendant. Such waivers can be called on by the Lead Counsel without notification, on a case-by-case basis. For the avoidance of doubt, the Parties acknowledge and agree that any decision regarding settlement of Claim(s), including the ultimate decision whether and for how much to settle any Claim(s), lies solely with the Plaintiff.

6.9 Indemnification. Plaintiff agrees to indemnify the Funder with respect to any and all losses or damages (including reasonable out-of-pocket and documented attorney’s fees and any other costs of recovering the same) suffered by the Funder as a result of any negligence or breach of duty owed by the Lead Counsel to the Plaintiff in connection with the Claim(s) or the Proceedings, including without limitation, duties owed in connection with (a) the preparation and/or provision of (or failure to provide) any documents, materials, or information relating to the Claim(s) prior to or subsequent to the Effective Date and (b) the prosecution of the Claim(s) and/or the conduct of the Proceedings prior to or subsequent to the Effective Date. The Plaintiff agrees to cooperate with the Funder in the pursuit of any suit filed against the Lead Counsel by either the Plaintiff or the Funder in connection with such loss or damage. The indemnity in this section is limited to the extent of any successful recovery of such loss or damage or costs in any such proceedings against the Lead Counsel. The Funder shall indemnify the Plaintiff with respect to any and all losses or damages (including reasonable out-of-pocket and documented attorneys’ fees and any other costs of recovering the same) suffered by the Plaintiff as a result of (i) the breach of, inaccuracy of, or failure to comply with, any of the warranties, representations or covenants of the Funder in this Agreement, including, without limitation, any damages suffered by the Plaintiffs arising out of the loss of any privilege with respect to any Common Interest Materials disclosed to the Funder pursuant to this Agreement.

6.10 Future Encumbrances. The Plaintiff shall not itself, nor shall it cause, permit, or allow, directly or indirectly, anyone else to, create, assume, incur, suffer, or permit to exist any pledge, encumbrance, security interest, assignment, lien, or charge of any kind or character on the Claim(s) without the Funder’s written approval. The Plaintiff shall not itself, nor shall it cause, permit, or allow any sale sell, transfer, issue, reissue, exchange, or grant any option with respect to the Claim(s) without the Funder’s written approval.

7.0 Common Interest and Confidentiality

7.1 Common Interest. The Plaintiff and the Funder agree they share a common legal interest and, to the degree necessary to further their common legal interest, agree to share Common Interest Material in accordance with the terms of this Agreement only to the extent such disclosure would not, in the sole judgment of the Lead Counsel, result in a waiver of any privilege that may attach to such Common Interest Material. The Plaintiff and the Funder agree the material would not be shared if the common legal interest did not exist. The Plaintiff and the Funder do not waive any legal professional privilege, common interest privilege, or other privilege or protection attaching to any documents and information disclosed to the Funder. Any privileged information and documents disclosed at any time to the Funder have been or will be disclosed on the additional basis that the Funder has, or will have, a common interest in the pursuit and success of the Proceedings and will at all times take all reasonable steps to maintain that privilege. It is agreed that the provision of privileged documents does not amount to any waiver of privilege, and the Funder shall not use these for any purpose other than in respect of this Agreement, except a purpose to which the Parties have consented in writing or as required by law or regulation.

7.2 Non-Disclosure Generally. During the term of this Agreement and for five (5) years following its termination, the recipient of Confidential Information of the other Party shall not disclose, use, or make available, directly or indirectly, any such Confidential Information to anyone (including, without limitation, the existence and terms of this Agreement), except as needed to perform its obligations under this Agreement, as the disclosing Party otherwise authorizes in writing, or as required by law. When disclosing, using, or making Confidential Information available in connection with the performance of its obligations under this Agreement or as permitted by the disclosing Party, the recipient shall take reasonable steps to preserve the confidentiality of the Confidential Information on terms no less restrictive than as set forth in this Agreement. The Parties agree that neither the execution of this Agreement nor the provision of Confidential Information enables the other Party to use the Confidential Information for any purpose or in any way other than as specified in this Agreement.

7.3 Potentially Enforceable Disclosure Requests. If a Party receiving Confidential Information receives a potentially enforceable request for the production of such Confidential Information, including without limitation, a subpoena or other official process, that Party will promptly notify the disclosing Party in writing, unless such notice is prohibited by law. If allowed, such notice shall be given before complying with the request and shall include a copy of the request. If the request is of the recipient of Confidential Information, and notice to the disclosing Party is prohibited by law, the recipient must make a good faith effort to contest the disclosure, if permitted under applicable law. The recipient shall also make a good faith effort to obtain an agreement protecting the confidentiality of the Confidential Information prior to disclosing it. If a disclosing Party elects to contest the request, the receiving Party shall not make any disclosure until a final, non-appealable or non-stayed order has been entered compelling such disclosure. The contesting Party shall pay its own expenses and control its contest, provided that, if the recipient contests a request when forbidden by law to give the disclosing Party notice of the disclosure request, the disclosing Party shall reimburse the recipient’s reasonable expenses promptly after being notified of them.

8.0 Term

8.1 Term. The term of this Agreement shall commence on the Effective Date and terminate upon the earlier to occur of (a) the satisfaction in full of all payment obligations of the Plaintiff to the Funder pursuant to this Agreement and (b) the early termination of this Agreement pursuant to Section 8.2.

8.2 Termination. The term of this Agreement may be terminated by:

8.2.1	the mutual written agreement of the Parties;

8.2.2

either Party in the event the other Party commits a material breach of this Agreement, which breach has not been cured within ten (10) days following written notice of the breach from the non-breaching Party to the breaching Party (provided that if such breach is impossible to cure, the term may be terminated immediately upon notice of such breach to the breaching Party); or

8.2.3	by the Plaintiff upon written notice to the Funder after a failure by the Funder to fund the Costs and Disbursements as provided in this Agreement; or

8.2.4	the Funder, upon thirty (30) days advance written notice to the Plaintiff, in the event that:

(a)      the Plaintiff or the Lead Counsel has made a material misrepresentation or omitted to disclose a material fact that is materially adverse to the merits of the Claim(s);

(b) the Lead Counsel is no longer actively representing the Plaintiff in the Claim(s) or the Plaintiff has provided the Funder with notice in accordance with Section 6.7 that it intends to engage a new attorney or law firm (unless the Plaintiff has obtained the Funder’s prior written consent to engage the new attorney or law firm);

(c)     the Funder reasonably concludes that because of a change of factual circumstances the Claim(s) is not or are not commercially viable; or

(d)     there exists one or more events or a material change of circumstances that make it unlikely that the Plaintiff can recover Claim Proceeds sufficient to repay the Funder the Funder Costs Amount.

Any mutual agreement or notice of termination pursuant to this Section 8.2 shall be simultaneously provided to the Lead Counsel.

8.3 Effect of Termination. In the event the term of this Agreement is terminated pursuant to Section 8.2, the Funder shall have no further obligation to fund the reasonable Costs and Disbursements of the Plaintiff following the effective date of the termination. Any such termination by the Plaintiff shall not affect any accrued rights or entitlement of the Funder to receive the Funder Costs Amount and the Funder Recovery Amount pursuant to this Agreement. Any such termination by the Funder shall result in the proportionate reduction of the accrued rights or entitlement of the Funder to receive the Funder Costs Amount and the Funder Recovery Amount as noted above. Any termination pursuant to Section 8.2 shall not serve as a waiver of such Party’s right to seek damages at law or other remedy in equity.

8.4 Survival. Sections 1, 3 (other than Section 3.1), 4, 5, 7, 8, and 9 shall survive any termination of the term of this Agreement.

9.0 Miscellaneous

9.1 Limitation of Funder’s and Plaintiff’s Liability. Except where directly and demonstrably caused by gross negligence or willful misconduct on the part of Funder, under no circumstances shall the Funder be liable for any outcome or disposition with respect to the Claim(s). IN NO EVENT SHALL FUNDER, PLAINTIFF, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, OR AGENTS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES ARISING FROM OR DIRECTLY OR INDIRECTLY RELATED TO THE AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUE, ANTICIPATED PROFITS, OR LOST BUSINESS, DATA OR SALES, OR COST OF SUBSTITUTE SERVICES, EVEN IF FUNDER OR ITS REPRESENTATIVE OR SUCH INDIVIDUAL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE TOTAL LIABILITY OF FUNDER FOR ALL DAMAGES, LOSSES, AND CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT, INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE OR OTHERWISE) ARISING FROM THE AGREEMENT EXCEED, IN THE AGGREGATE, THE COMMITTED FUNDS.

9.2 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Parties contained herein shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation or knowledge of the subject matter thereof by or on behalf of the other Party.

9.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties, provided that the Plaintiff may not assign the rights and obligations under this Agreement without the prior written consent of the Funder.

9.4 Governing Law. This Agreement shall be governed by the internal laws of the State of California without respect to any rules regarding choice of law.

9.5 Dispute Resolution. Any dispute, claim, or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in San Francisco, CA before one (1) arbitrator. The arbitration shall be administered by JAMS Alternative Dispute Resolution (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures then in effect and in accordance with the Expedited Procedures in those Rules. Service of any notice, including for service of process in any subsequent enforcement of the arbitration award in court may occur via electronic mail. The Parties agree to submit to the personal jurisdiction of California for the purposes of such arbitration, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof.

Each Party will bear its own costs in respect of any disputes arising under this Agreement, except that the prevailing Party shall be entitled to recovery of reasonable attorney’s fees in connection with any dispute that results in a total or partial judgment in favor of the prevailing Party.

9.6 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail, or other transmission method.

9.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on the signature page, or to such e-mail address, facsimile number, or address as subsequently modified by written notice given in accordance with this section.

9.8 Amendments and Waivers. Any term of this Agreement may be amended, terminated, or waived only with the written consent of the Parties.

9.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. If any provision of this Agreement is determined to be invalid or unenforceable under applicable law and regulations by a court of competent jurisdiction, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and be enforceable.

9.10 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

9.11 Force Majeure. In the event that either Party fails or is unable to perform any of its obligations under this Agreement due to any cause beyond its reasonable control, such Party shall give the other Party prompt notice of such cause, and use its reasonable best efforts to promptly correct such failure or delay in performance.

9.12 Investments Not Loans. All references in this Agreement to funding the costs and expenses of pursuing the Claim(s), however described, shall be construed to be references to Funder’s investment in the Claim(s) and associated right to share in the Claim Proceeds together with the other rights set out in this Agreement, in return for its associated obligations set out in this Agreement, and it shall not be construed as a loan from the Funder to the Plaintiff or giving rise to a lender-borrower arrangement and/or relationship.

9.13 Additional Savings Clause. The Parties agree that this Agreement is not a loan and is not subject to any usury provision of the applicable state. All agreements between the Plaintiff, the Lead Counsel and the Funder are hereby expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the Funder for the use, forbearance, or detention of the money to be funded in this Agreement exceed the maximum permissible under applicable law. If, from any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall be prohibited by law, the obligation to be fulfilled shall be reduced to the maximum not so prohibited, and if from any circumstance the Funder should ever receive as interest (although Funder denies any “interest” is due) hereunder an amount which would exceed the highest lawful rate, such amount as would be excessive interest shall be applied to the reduction of the principal of the Agreement (against installments of principal due hereunder in the inverse order of their maturity) and not to the payment of interest. This provision shall control every other provision of all agreements between and among the Plaintiff, the Lead Counsel, and the Funder.

9.14 Advice on this Agreement. Each Party represents to the other Party that it (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Party’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) is fully aware of the legal and binding effect of this Agreement.

9.15 Entire Agreement. This Agreement (including any exhibits or schedules thereto) constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreements relating to the subject matter hereof existing between the Parties are expressly canceled.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Litigation Funding Agreement as of the Effective Date.

PLAINTIFF: DiaMedica Therapeutics Inc.
By: /s/ Rick Pauls Name: Rick Pauls Title: President and Chief Executive Officer Address: 2 Carlson Pkwy, Suite 200 Minneapolis, MN 55447 E-mail: rpauls@diamedica.com

FUNDER:

LEGALIST FUND II, L.P.

   By: Legalist GP II, L.L.C., its General Partner

By: /s/ Eva Shang

Name: Eva Shang

Title: Manager

Address: 880 Harrison Street

San Francisco, CA 94107

E-mail: eva@legalist.com

LEAD COUNSEL:

Fisher Broyles, LLP

By: /s/ Alfred J. Monte

Name: Alfred J. Monte

Title: Partner

Address: 1650 Market Street, 36th Fl

Philadelphia, PA 19103

Email: alfred.monte@fisherbroyles.com

List of Exhibits

Each of the following exhibits to this Litigation Funding Agreement has been omitted in accordance with Item 601(a)(5) of Regulation S-K. The registrant will furnish supplementally copies of the omitted exhibits to the SEC upon its request.

Exhibit A – Budget

Exhibit B – Wire Details